Exhibit 5.1

J o h n D. T h o m a s, P. C.

11616 South State Street

Suite 1504

Draper, Utah 84 020

(801) 816-2536

jthomas@acadiagrp.com

March 3, 2026

The Board of Directors

Transglobal Management Group, Inc.

7901 4th Street North, Suite 4887
St. Petersburg, Florida 33702

(602) 989-4653

Re: Opinion and Consent of Counsel with respect to Registration Statement on Form S-1

TO WHOM IT MAY CONCERN:

You have requested the opinion and consent of this law firm, as counsel, with respect to the proposed issuance and public distribution of certain securities of Transglobal Management Group, Inc. (the “Company”) pursuant to the filing of a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission.

The proposed registration statement relates to the registration of certain shares of common stock of the Company issuable to the selling stockholders pursuant to an Equity Purchase Agreement (the “Agreement”), as more fully described in the Registration Statement. It is our opinion that the Shares of common stock have been, or in the case of the Agreement, will be, issued, duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Company in accordance with the Florida Business Corporation Act and other relevant statutory provisions, all applicable provisions of the Florida Constitution, and reported decisions interpreting those laws.

We hereby consent to be named as counsel for Transglobal Management Group, Inc. in the registration statement included therein.

Very truly yours,

JOHN D. THOMAS, P.C.

/s/ John D. Thomas_________

John D. Thomas, Esq.

President